Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated March 17, 2025, relating to the consolidated financial statements of TPG Twin Brook Capital Income Fund and subsidiaries. We also consent to the reference to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 30, 2025